From:	CAVALIER HOMES, INC.
Approved by:	David Roberson
Subject:	Third Quarter Outlook
Contact:	Mike Murphy (256) 747-9800

CAVALIER HOMES EXPECTS LOSS FOR THIRD QUARTER

COMPANY TO CLOSE ONE MANUFACTURING LINE IN MILLEN, GEORGIA

Addison, Ala. (September 5, 2007) – Cavalier Homes, Inc. (Amex: CAV) today announced that challenging market conditions continue to pressure the Company's revenue and gross margin in the third quarter.  The expansion of gross margin is not expected to occur to the extent previously thought due to lower revenue and a lower production rate of homes for the Mississippi Emergency Management Agency (MEMA), which has been considerably more labor-intensive than expected.  As a result of these and other factors discussed below, Cavalier does not expect to be profitable for the third quarter as previously anticipated.

The Company also announced that it will close one of two home manufacturing lines it operates at its division in Millen, Georgia.  This action follows a review of the Company's present capacity and reflects continued market challenges that have resulted in lower volume in the Company's core HUD-code home manufacturing business.  The two Millen manufacturing lines previously employed a workforce of approximately 390 employees.  Cavalier has cut temporary and probationary employees and plans to further reduce its workforce.  In connection with this restructuring, Cavalier expects to record one-time termination benefits in the third quarter of 2007 in a range from $200,000 to $275,000.

Commenting on the announcement, David Roberson, President and Chief Executive Officer, said, "Our initial outlook for the third quarter of 2007 called for sequential revenue growth from the second quarter, along with expectations of profitability in both the third and fourth quarters.  It now appears that third quarter revenue will decline from revenue for the second quarter of 2007.  With a lower revenue outlook, reduced margins on our MEMA orders, and charges associated with the closure of the Millen manufacturing line, we now expect to report a loss for the third quarter.

"It is always difficult to take actions to lower production capacity, and we approach such decisions cautiously; but the clear facts are that the manufactured housing industry has not improved to the degree we had hoped," Roberson added.  "We need to reduce our costs based on current order volume, and the closing of this manufacturing line will adjust our capacity and cost structure in the face of continued marketplace challenges without affecting the breadth of our product lines or our ability to service dealers along the East Coast."  After the line is closed, Cavalier expects plant utilization will be approximately 50% of total capacity, based on current volume.

Roberson noted that Cavalier has received notices to proceed on a total of 300 of the 500 homes under contracts with MEMA.  The Millen Division has a contract to build 100 "Cottage" homes under a previously announced contract with MEMA.  With the adjustments to production capacity at Millen, the Company will seek authorization to move the manufacturing of up to 50 of those homes to its Addison manufacturing facilities.

Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes sold through its dealer network.

With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, the financial impact of the contract with MEMA (Mississippi Emergency Management Agency), acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2006, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended June 30, 2007, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

-END-